Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 4th QUARTER 2012 RESULTS;

PROVIDES 1st QUARTER, AND UPDATED FULL YEAR 2013 OUTLOOK

Boca Raton, Florida, February 21, 2013

SBA Communications Corporation (Nasdaq:SBAC) (“SBA” or the “Company”) today reported results for the quarter ended December 31, 2012. Highlights of the results include:

❑	Fourth quarter over year earlier period:
¡	Site leasing revenue growth of 58%
¡	Tower Cash Flow growth of 47%
¡	Net loss increased from $29 million to $53 million
¡	Adjusted EBITDA growth of 51%
¡	AFFO Per Share growth of 38%

“The fourth quarter was a very strong finish to a remarkable year for SBA”, commented Jeff Stoops, President and CEO. “We produced exceptional year over year growth in all key metrics, including Adjusted EBITDA and AFFO per share. Domestic customer activity in the fourth quarter was the highest of the year, and that level of activity has continued into 2013. We finished the highest portfolio growth year in our Company’s history by entering Brazil with an 800-tower acquisition. We increased the size of our tower portfolio by over 60% in 2012, adding quality towers and entering a new market that we believe will fuel growth for years to come. We accomplished all this portfolio growth while staying within our target leverage levels. Our strong fourth quarter results allow us to increase the mid-points on certain key metrics within our full-year 2013 Outlook. We expect to produce material growth in all key metrics again in 2013, including Adjusted EBITDA and AFFO per share.”

Operating Results

Total revenues in the fourth quarter of 2012 were $293.8 million compared to $183.8 million in the year earlier period, an increase of 59.9%. Site leasing revenue of $260.8 million (including $9.8 million of pass through reimbursable expenses) was up 57.9% over the year earlier period. Site leasing Segment Operating Profit of $198.6 million was up 51.3% over the year earlier period. Site leasing contributed 97.2% of the Company’s total Segment Operating Profit in the fourth quarter of 2012. Site development revenues were $33.1 million in the fourth quarter of 2012 compared to $18.7 million in the year earlier period, a 76.9% increase. Site development Segment Operating Profit Margin was 17.6% in the fourth quarter of 2012 compared to 12.4% in the year earlier period, an increase of 520 basis points.

Tower Cash Flow for the fourth quarter of 2012 was $187.0 million, a 46.7% increase over the year earlier period. Tower Cash Flow Margin for the fourth quarter of 2012 was 77.7% compared to 80.5% in the year earlier period.

Net loss attributable to SBA Communications Corporation for the fourth quarter of 2012 was $52.5 million or $0.41 per share compared to $29.1 million or $0.27 per share in the year earlier period. Net loss for the fourth quarter of 2012 included $18.6 million of acquisition related expenses, the majority of which related to the Company’s TowerCo acquisition completed during the fourth quarter.

Adjusted EBITDA in the fourth quarter of 2012 was $177.0 million compared to $117.3 million in the year earlier period, an increase of 50.9%. Adjusted EBITDA Margin was 64.7% in the fourth quarter of 2012 compared to 66.2% in the year earlier period.

Net Cash Interest Expense was $58.8 million in the fourth quarter of 2012 compared to $42.2 million in the year earlier period.

AFFO increased 60.5% to $113.0 million in the fourth quarter of 2012 compared to $70.4 million in the fourth quarter of 2011. AFFO per share increased 37.5% to $0.88 in the fourth quarter of 2012 compared to $0.64 in the fourth quarter of 2011.

Investing Activities

During the fourth quarter of 2012, SBA purchased 4,134 tower sites including 3,256 towers acquired from TowerCo and 800 tower sites in Brazil. As consideration for these acquisitions, the Company paid $1,428.9 million in cash, including $175.9 million related to the Brazilian towers paid in January of 2013 (exclusive of working capital adjustments), and issued 4.6 million shares of its Class A Common stock. SBA also built 103 towers during the fourth quarter of 2012. As of December 31, 2012, SBA owned 17,491 towers and managed or leased approximately 4,800 actual or potential additional communication sites. In addition, the Company spent $24.1 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the fourth quarter of 2012 were $1,314.5 million, consisting of $3.9 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $1,310.6 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and purchasing land and easements).

Subsequent to December 31, 2012, the Company acquired 6 towers and related assets and liabilities and the rights to manage one additional tower from third party sellers for an aggregate consideration of $5.1 million in cash. The Company has agreed to purchase an additional 90 towers and the rights to manage 5 additional towers for an aggregate amount of $45.2 million. The Company anticipates that these acquisitions will be consummated by the end of the third quarter of 2013.

Financing Activities and Liquidity

SBA ended the fourth quarter with $5.4 billion of total debt (recorded on the Company’s balance sheet at a carrying value of $5.4 billion), $266.3 million of cash and cash equivalents, short-term restricted cash and short-term investments and $5.2 billion of Net Debt (as defined below). SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.3x and 3.8x, respectively. During the fourth quarter the Company borrowed $100.0 million under the Revolving Credit Facility. As of December 31, 2012, the Company had $100.0 million outstanding under the Revolving Credit Facility, and the amount available under the facility was $600.0 million, subject to compliance with specified financial ratios and the satisfaction of other customary conditions to borrowing. On January 28, 2013, total commitments under the Revolving Credit Facility were increased by $30 million from $700 million to $730 million.

During the fourth quarter, a wholly-owned subsidiary of the Company repurchased an aggregate of $66.2 million in principal amount of the Company’s 1.875% Convertible Senior Notes due May 1, 2013 (the “1.875 Notes”) for $107.5 million in cash.

In the fourth quarter, SBA did not repurchase any of its common stock and has remaining authorization to repurchase an additional $150.0 million of its common stock under its current $300.0 million common stock repurchase plan.

Outlook

The Company is providing its first quarter 2013 Outlook, and updating its Full Year 2013 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s Full Year 2013 Outlook assumes the acquisition of only those tower assets under contract at the time of this press release. The Company intends to spend additional capital in 2013 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2013 guidance. The Company’s 2013 Outlook includes new tower builds in the U.S. and internationally of 380 to 400 towers. The 2013 Outlook also contemplates refinancing all of the obligations under the Company’s 1.875% Notes upon maturity in cash. The Company currently estimates that its obligations at maturity of the 1.875% Notes will be approximately $615 million (based on an assumed $70.00 per share common stock price) net of prior conversions and the benefits of hedges entered into in conjunction with the 1.875% Notes, and the 2013 Outlook assumes that these amounts will be refinanced with $600 million of new debt financing at an estimated annual interest rate of 3.5% and the remainder from cash on hand. Finally, the Company’s Outlook also assumes an average foreign currency exchange rate of 2.0 Brazilian Reais to 1.0 U.S. Dollar for the first quarter and full year 2013.

	Quarter ending			Full
	March 31, 2013			Year 2013
	($‘s in millions)
Site leasing revenue(1)	$268.0	to	$273.0	$1,090.0	to	$1,110.0
Site development revenue	$28.0	to	$33.0	$100.0	to	$110.0
Total revenues	$296.0	to	$306.0	$1,190.0	to	$1,220.0
Tower Cash Flow	$191.5	to	$196.5	$790.0	to	$810.0
Adjusted EBITDA	$180.0	to	$185.0	$740.0	to	$760.0
Net cash interest expense (2)	$59.0	to	$61.0	$242.0	to	$252.0
Non-discretionary cash capital expenditures (3)	$4.0	to	$5.0	$16.0	to	$21.0
AFFO	$113.0	to	$121.0	$462.0	to	$496.0
Discretionary cash capital expenditures (4)	$240.0	to	$250.0	$355.0	to	$385.0

(1)

The Company’s Outlook for site leasing revenue reflects $9.8 and $39.0 million of pass through reimbursable expenses, at the midpoint, for the quarter ending March 31, 2013 and full year 2013, respectively.

(2)

Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense. The outlook for Net cash interest expense includes the impact of an assumed refinancing of the 1.875% Notes with new debt carrying an estimated annual interest rate of 3.5%.

(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)

Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs and ground lease purchases. Excludes expenditures for revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Friday, February 22, 2013 at 10:00 AM (EST) to discuss the quarterly results. The call may be accessed as follows:

When:	Friday, February 22, 2013 at 10:00 AM (EST)
Dial-in number:	(800) 230-1074
Conference call name:	SBA Fourth Quarter Results
Replay:	February 22, 2013 at 1:00 PM (ET) through March 8, 2013 at 11:59 PM (ET)
Number:	(800) 475-6701
Access Code:	278507
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the Company’s financial and operational guidance for the first quarter of 2013 and full year 2013, (ii) the Company’s expectation that it will produce material growth in all key metrics in 2013, (iii) the Company’s belief that pending acquisitions will close by the end of the second quarter of 2013, (iv) spending additional capital in 2013 on acquiring revenue producing assets not yet identified or under contract, (v) the Company’s estimate of the amount of obligations that will be due upon the maturity of the 1.875% Notes, (vi) the Company’s ability to refinance its 1.875% Notes and the terms of such refinancing, (vii) the Company’s expectation regarding new tower builds in 2013, (viii) the Company’s assumptions regarding Brazil’s foreign exchange rates, and (ix) the Company’s expectations regarding the effect of entering into the Brazilian market on the Company’s growth. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2012.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to effectively integrate acquired towers into its business and to achieve the financial results projected in its valuation models for the acquired towers; (3) the Company’s ability to refinance its 1.875% Notes on expected terms; (4) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with land ownership; (5) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (6) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to protect its rights to the land under its towers; (11) the Company’s ability to realize economies of scale from its tower portfolio; (12) the Company’s ability to comply with covenants and the terms of its credit instruments; (13) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, and (14) the continued dependence on towers and outsourced site development services by the wireless carriers. With respect to the Company’s plan for new builds, these factors also include zoning approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 380-400 towers in 2013. With respect to its expectations regarding the ability to close pending tower acquisitions, these factors also include satisfactorily completing due diligence, the ability and willingness of each party to fulfill their respective closing conditions and the availability of cash on hand, borrowing capacity under the Revolving Credit Facility or shares of the Company’s Class A common stock to pay the anticipated consideration.

With respect to the Company’s expectations regarding the amount of obligations that will be due on the 1.875% Notes at maturity, the Company has used an assumed stock price for purposes of providing investors a basis for analyzing such risk, however, the Company is not estimating, nor providing guidance, that its stock price either on the maturity date of the 1.875% Notes or for the measurement period specified in the indenture will be $70.00. If the stock price of SBA’s common stock for the measurement period specified in the indenture is less than such price, then SBA’s obligations under the indenture would be less than the estimated amount. Conversely if the stock price of SBA’s common stock for the measurement period specified in the indenture exceeds such price, then SBA’s total obligations would exceed the estimated amount.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central and South America. By “Building Better Wireless”, SBA generates revenue from two primary businesses—site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts:

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months ended December 31,		For the fiscal year ended December 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Site leasing	$260,762	$165,123	$846,094	$616,294
Site development	33,079	18,696	107,990	81,876

Total revenues	293,841	183,819	954,084	698,170

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	62,164	33,885	188,951	131,916
Cost of site development	27,262	16,378	90,556	71,005
Selling, general and administrative (1)	19,624	15,797	72,148	62,828
Asset impairment	3,828	4,070	6,383	5,472
Acquisition related expenses	18,558	2,268	40,433	7,144
Depreciation, accretion and amortization	131,357	79,441	408,467	309,146

Total operating expenses	262,793	151,839	806,938	587,511

Operating income	31,048	31,980	147,146	110,659

Other income (expense):
Interest income	709	39	1,128	136
Interest expense	(59,513)	(42,280)	(196,241)	(160,896)
Non-cash interest expense	(17,829)	(16,534)	(70,110)	(63,629)
Amortization of deferred financing fees	(3,577)	(2,407)	(12,870)	(9,188)
Loss from extinguishment of debt, net	(2,007)	—	(51,799)	(1,696)
Other income (expense)	421	362	5,654	(165)

Total other expense	(81,796)	(60,820)	(324,238)	(235,438)

Loss from operations before provision for income taxes	(50,748)	(28,840)	(177,092)	(124,779)
Provision for income taxes	(1,785)	(329)	(6,594)	(2,113)

Loss from continuing operations	(52,533)	(29,169)	(183,686)	(126,892)
Income from discontinued operations, net of income taxes	(53)	—	2,296	—

Net Loss	(52,586)	(29,169)	(181,390)	(126,892)

Net loss attributable to noncontrolling interest	97	88	353	436

Net loss attributable to SBA Communications Corporation	$(52,489)	$(29,081)	$(181,037)	$(126,456)

Net loss per common share attributable to SBA Communications Corporation:
Basic and diluted	$(0.41)	$(0.27)	$(1.51)	$(1.13)

Weighted average number of common shares	126,598	109,474	120,280	111,595

(1)

Includes non-cash compensation of $3,328 and $2,717 for the three months ended December 31, 2012 and 2011, respectively, and $13,781 and $11,282 for the years ended December 31, 2012 and 2011, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$233,099	$47,316
Restricted cash	27,708	22,266
Short-term investments	5,471	5,773
Accounts receivable, net of allowance of $246 and $135 in 2012 and 2011, respectively	39,099	22,100
Other current assets	63,186	31,901

Total current assets	368,563	129,356

Property and equipment, net	2,671,317	1,583,393
Intangible assets, net	3,134,133	1,639,784
Deferred financing fees, net	66,324	42,064
Other long-term assets	355,280	211,802

Total assets	$6,595,617	$3,606,399

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt, net	$475,351	$5,000
Accounts payable and accrued expenses	69,746	36,501
Accrued interest	46,233	32,351
Other current liabilities	272,358	53,029

Total current liabilities	863,688	126,881

Long-term liabilities:
Long-term debt, net	4,880,752	3,349,485
Other long-term liabilities	186,475	129,282

Total long-term liabilities	5,067,227	3,478,767

Redeemable noncontrolling interests	11,711	12,064

Shareholders’ equity (deficit)	652,991	(11,313)

Total liabilities and shareholders’ equity (deficit)	$6,595,617	$3,606,399

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(52,586)	$(29,169)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations, net of income taxes	53	—
Depreciation, accretion, and amortization	131,357	79,440
Non-cash interest expense	17,829	16,534
Deferred income tax benefit	(95)	(651)
Asset impairment	3,828	4,070
Non-cash compensation expense	3,382	2,774
Amortization of deferred financing fees	3,577	2,407
Loss from extinguishment of debt, net	2,007	—
Other non-cash items reflected in the Statements of Operations	(853)	152
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(4,584)	(5,143)
Prepaid and other assets	(31,563)	(14,854)
Accounts payable and accrued expenses	1,121	2,824
Accrued interest	11,226	3,258
Other liabilities	18,692	988

Net cash provided by operating activities	103,391	62,630

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and related earn-outs	(1,275,666)	(169,965)
Capital expenditures	(38,804)	(30,232)
Proceeds from sale of DAS assets	5,700	—
Other investing activities	(1,088)	(441)

Net cash used in investing activities	(1,309,858)	(200,638)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of Term Loans	(3,750)	(1,250)
Principal payments under capital lease obligations	(381)	(285)
Repurchase of convertible debt	(107,493)	—
Borrowings under Revolving Credit Facility	100,000	—
Proceeds from employee stock purchase/stock option plans	10,207	7,551
Payment of deferred financing fees	(1,580)	(41)
Other financing activities	304	—

Net cash (used in) provided by financing activities	(2,693)	5,975

Effect of exchange rate changes on cash and cash equivalents	1,267	44
Net cash provided by discontinued operations:
Operating Activities	(53)	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,207,946)	(131,989)
CASH AND CASH EQUIVALENTS:
Beginning of quarter	1,441,045	179,305

End of quarter	$233,099	$47,316

	For the three months ended December 31, 2012	For the fiscal year ended December 31, 2012
	(in thousands)
SELECTED CAPITAL EXPENDITURE DETAIL:
Tower new build construction	$26,215	$76,552
Tower upgrades/augmentations	8,645	24,427

Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	2,178	8,562
General corporate expenditures	1,766	3,724

Total non-discretionary capital expenditures	3,944	12,286

Total capital expenditures	$38,804	$113,265

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures, including (i) Site Leasing Segment Operating Profit, Site Development Segment Operating Profit and Segment Operating Profit Margin, (ii) Tower Cash Flow and Tower Cash Flow Margin, (iii) Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin, (iv) Net Debt, Net Secured Debt, Leverage Ratio and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”), and (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”) and AFFO per share.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Segment Operating Profit is an indicator of the operating performance of our site leasing and site development segments;

(2) Tower Cash Flow is an indicator of the performance of our site leasing operations;

(3) Adjusted EBITDA, FFO, AFFO and AFFO per share are useful indicators of the financial performance of our core businesses; and

(4) our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity.

In addition, Tower Cash Flow, Adjusted EBITDA and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement, 8.25% Notes, 5.625% Notes and 5.75% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the tower industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other tower companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months ended December 31,		For the three months ended December 31,
	2012	2011	2012	2011
	(in thousands)		(in thousands)

Segment revenue	$260,762	$165,123	$33,079	$18,696

Segment cost of revenues (excluding depreciation, accretion and amortization):	(62,164)	(33,885)	(27,262)	(16,378)

Segment operating profit	$198,598	$131,238	$5,817	$2,318

Segment operating profit margin	76.2%	79.5%	17.6%	12.4%

Tower Cash Flow and Tower Cash Flow Margin

The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement and the calculation of Tower Cash Flow Margin. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended December 31,
	2012	2011
	(in thousands)
Site leasing revenue	$260,762	$165,123
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(62,164)	(33,885)

Site leasing segment operating profit	198,598	131,238
Non-cash straight-line leasing revenue	(20,100)	(6,703)
Non-cash straight-line ground lease expense	8,464	2,938

Tower Cash Flow	$186,962	$127,473

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended December 31,
	2012	2011
	(in thousands)

Site leasing revenue	$260,762	$165,123
Non-cash straight-line leasing revenue	(20,100)	(6,703)

Site leasing revenue minus non-cash straight-line leasing revenue	$240,662	$158,420

Tower Cash Flow	$186,962	$127,473

Tower Cash Flow Margin	77.7%	80.5%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended December 31,
	2012	2011
	(in thousands)

Net loss	$(52,586)	$(29,169)
Interest income	(709)	(39)
Total interest expense (1)	80,919	61,221
Depreciation, accretion, and amortization	131,357	79,441
Asset impairment	3,828	4,070
Provision for taxes (2)	2,267	834
Loss from extinguishment of debt, net	2,007	—
Non-cash compensation	3,382	2,774
Non-cash straight-line leasing revenue	(20,100)	(6,703)
Non-cash straight-line ground lease expense	8,464	2,938
Acquisition related expenses	18,558	2,268
Other expense (income)	(421)	(362)
Income from discontinued operations	53	—

Adjusted EBITDA	$177,019	$117,273

Annualized Adjusted EBITDA (3)	$708,076	$469,092

(1)	Total interest expense includes cash interest expense, non-cash interest expense and amortization of deferred financing fees.
(2)

For the three months ended December 31, 2012 and December 31, 2011, these amounts included $481 and $504, respectively, of franchise taxes reflected on the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended December 31,
	2012	2011
	(in thousands)

Total revenues	$293,841	$183,819
Non-cash straight-line leasing revenue	(20,100)	(6,703)

Total revenues minus non-cash straight-line leasing revenue	$273,741	$177,116

Adjusted EBITDA	$177,019	$117,273

Adjusted EBITDA Margin	64.7%	66.2%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended December 31,
	2012	2011
	(in thousands)

Net loss	$(52,586)	$(29,169)
Less: Net income from discontinued operations	53	—
Adjusted tax provision(a)	947	1
Real estate related depreciation, amortization and accretion	130,356	78,561

FFO	$78,770	$49,393

Adjustments to FFO:
Non-cash straight-line leasing revenue	(20,100)	(6,703)
Non-cash straight-line ground lease expense	8,464	2,938
Non-cash compensation	3,382	2,774
Non-real estate related depreciation, amortization and accretion	1,001	879
Amortization of deferred financing costs and debt discounts	21,406	18,941
Loss from extinguishment of debt, net	2,007	—
Other (income) expense	(421)	(362)
Acquisition related expenses	18,558	2,268
Asset impairment	3,828	4,070
Non-discretionary cash capital expenditures	(3,944)	(3,802)

AFFO	$112,951	$70,396

Weighted average number of common shares(b)	128,109	110,527

AFFO per share	$0.88	$0.64

(a)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.
(b)	For purposes of the AFFO per share calculation, the weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Net Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Debt and Leverage calculations are as follows:

December 31 2012
(in thousands)
2010-1 Tower Securities	$680,000
2010-2 Tower Securities	550,000
2012-1 Tower Securities	610,000
Revolving Credit Facility	100,000
2011 Term Loan (carrying value of $491,518)	492,500
2012-1 Term Loan	195,000
2012-2 Term Loan (carrying value of $299,278)	300,000

Total secured debt	2,927,500

1.875% Convertible Senior Notes (carrying value of $457,351)	468,836
4.0% Convertible Senior Notes (carrying value of $430,751)	499,987
8.25% 2019 Senior Notes (carrying value of $242,205)	243,750
5.625% 2019 Senior Notes	500,000
5.75% 2020 Senior Notes	800,000

Total unsecured debt	2,512,573

Total debt	$5,440,073

Leverage Ratio

Total debt	$5,440,073
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(266,278)

Net debt	$5,173,795

Divided by: Annualized Adjusted EBITDA	$708,076

Leverage Ratio	7.3x

Secured Leverage Ratio

Total secured debt	$2,927,500
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(266,278)

Net Secured Debt	$2,661,222

Divided by: Annualized Adjusted EBITDA	$708,076

Secured Leverage Ratio	3.8x